Example Template : 77O



DWS TECHNOLOGY FUND

N-Sar May 1, 2012 - October 31, 2012

Security Purchased	Cusip 	Purchase/Trade Date
Size (Shr) of Offering 	Offering Price of Shares	Total
($) Amt of Offering	Amt of shares Purch by Fund
	% of Offering Purchased by Fund	% of
Funds Total Assets	Brokers	Purchased From
Kayak	486577109	7/17/2012	 3,500,000.00
	$23.50	$82,250,000	265,000	7.57%
	MS,DB	MS
Audience	05070J102	5/8/2012
5,621,546.66 	$15.0	$84,323,200	400,000
	7.11%		CS,DB,JPM	JPM
Facebook	30303M102	5/15/2012
337,396,825.40 	$31.50	$10,628,000,000
	654,000	0.19%		JPM, GS,DB
	MS
ServiceNow	81762P102	6/28/2012
12,378,125.00 	$16.0	$198,050,000	831,000
	6.71%		MS, CITI, DB	MS